Exhibit 10.1

PURCHASE AND PURCHASE AND SALE AGREEMENT
(Metro Mini Storage Portfolio)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and among Metro Mini Storage No. 1, Ltd., Metro Mini Storage/Cinco, Ltd., Metro Mini Storage/Kingwood, Ltd., Metro Mini Storage/FM 1488, Ltd., Metro Mini Storage/Queenston, Ltd., Metro Mini Storage/College Station, Ltd. and Metro Mini Storage/Fairfield, Ltd., each a Texas limited partnership (each a “Seller” and collectively, whether two or more, “Sellers”), and SST IV Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:

1.
PURCHASE AND SALE

1.1Purchase and Sale.  Subject to the terms and conditions of this Agreement, each Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from each Seller, all portions of the following described property (herein collectively called the “Property”) owned by each Seller:

(a)Land.  The seven (7) tracts of land described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b)Easements.  All easements, if any, benefiting the Land or the “Improvements” (as defined in Section 1.1(d) of this Agreement).

(c)Rights and Appurtenances.  All rights and appurtenances pertaining to the Land, including any right, title and interest of Sellers in and to adjacent streets, alleys or rights-of‑way.

(d)Improvements.  All buildings, structures, fixtures and other improvements and related amenities in and on the Land as generally described on Exhibit “A-1” attached hereto and made a part hereof (herein, the “Improvements”).

(e)Leases.  Sellers’ interest under all written leases, occupancy agreements and rental agreements (collectively, the “Leases”) for all rental units in the Property, including all tenant leasing files, together with all tenant security deposits held by Sellers on the “Closing Date” (as defined in Section 6.1 of this Agreement), and leases for the project manager apartments of those project managers who will be employed by Purchaser after the Closing (hereinafter defined).

(f)Tangible Personal Property.  All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property owned by Sellers and located on or about the Land and the Improvements (the “Tangible Personal Property”), including, without limitation, all on-site moving trucks (herein collectively, the “Motor Vehicles”).

(g)Contracts.  Sellers’ interest (to the extent the same is assignable) under all service contracts, equipment leases and/or maintenance agreements affecting the Property (the “Contracts”), other than Contracts which are not assignable by Sellers, but including Contracts entered into by Sellers after the Effective Date of this Agreement which comply with the requirements of Section 5.3 hereof.

(h)Intangible Property.  All intangible property owned by Sellers and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all “yellow page” advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone exchange numbers, including the telephone numbers 936-321-2900, 281-392-0079, 281-360-8251, 936-321-8200, 281-345-7744, 979-695-8800 and 281-373-4994, (iv) all plans and specifications, (v) all licenses, permits, engineering plans and landscape plans, and (vi) all assignable warranties and guarantees relating to the Property or any part thereof, and (vii) all internet websites and other internet related property rights owned by Sellers and relating to the Property, and, if any, the website information, paid search campaigns and local listing information described on Exhibit “F” attached hereto; provided, however, this transaction and the Property do not include Sellers’ internet websites or the rights (if any) of Sellers to use the name “Metro Mini Storage” or the word “Metro” in the name of the projects located on the Land or ownership of the domain names previously or currently being used by Sellers.

At the Closing, Sellers will execute and deliver to Purchaser, all documents required by the telephone company, including supersedure papers, to transfer Sellers’ telephone numbers and telephone listings at the Property to Purchaser.  In addition, to the extent that any internet site (including, without limitation, Google, Bing, Yahoo, Facebook, or Sellers’ own websites indicate that Sellers own, operate or claim the Property, Sellers shall, at or immediately after the Closing, take all steps necessary to update such sites to indicate that Sellers no longer own, operate or claim the Property and immediately after the Closing the location pages of the storage projects and the domain name “expectgreatstorage.com” will be redirected to Purchaser’s website for a period of ninety (90) days after the Closing Date; provided, however, if the sale of the project owned by Metro Mini Storage/Queenston, Ltd. occurs separately from the Closing of the other projects as hereinafter provided, the redirection from the Queenston project location page and from the domain name “expectgreatstorage.com” will occur after the Closing of that project.  Sellers have disclosed to Purchaser that Sellers will transfer the domain name “metroministorage.net” to Metro Storage LLC in connection with the settlement of a trademark infringement lawsuit filed against the Sellers.

2.
PURCHASE PRICE

2.1Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be the sum of FIFTY-EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($58,500,000.00).  The Purchase Price shall be paid and/or otherwise satisfied as follows:

(a)Purchaser shall assume at Closing (the “Loan Assumption”), by the execution and delivery of assumption documentation (the “Loan Assumption Documents”) in form and substance acceptable to Purchaser in its sole discretion exercised in good faith, (i) the obligations of Metro Mini Storage/Cinco, Ltd. and its principals that accrue from and after the Closing Date under that certain promissory note dated September 1, 2006 in the principal amount of $3,300,000.00 payable to the order of John Hancock Life Insurance Company (the “Cinco Note”) and the deed of trust and other documents evidencing or securing the loan including, but not limited to, guaranty and indemnity agreements (“Cinco Loan”) evidenced by such promissory note (collectively, the “Cinco Loan Documents”) and (ii) the obligations of Metro Mini Storage/Queenston, Ltd. and its principals that accrue from and after the Closing Date under that certain promissory note dated August 23, 2016 in the principal amount of $4,000,000.00 payable to the order of Cantor Commercial Real Estate Lending, L.P. and assigned to Deutsche Bank Trust Company, as Trustee (the “Queenston Note”) and the deed of trust and other documents evidencing or securing the loan including, but not limited to, guaranty and indemnity agreements (“Queenston Loan”) evidenced by such promissory note (collectively, the “Queenston Loan Documents” and together with the Cinco Loan Documents, the “Loan Documents”), and

(b)Purchaser shall pay to Sellers at Closing, by wire transfer of immediately available funds to the Escrow Agent on the Closing Date, in accordance with wire transfer instructions to be provided by the Escrow Agent, an amount in cash (the “Cash Portion”) equal to the difference  between (i) the Purchase Price, less (ii) the then unpaid principal balances of the Cinco Note and the Queenston Note as of Closing, subject to such prorations and adjustments as are provided for in this Agreement.  The parties hereto agree that Purchaser may allocate up to ten percent (10%) of the Purchase Price to goodwill.

2.2Allocation of Purchase Price Among Sellers.  Unless otherwise hereafter agreed by the Sellers and Purchaser, the Purchase Price shall be allocated to the portions of the Property owned by each of the Sellers and shall be paid (subject to prorations and adjustments as specified herein) to each individual Seller in the following respective percentages (the “Seller Percentages”):

Metro Mini Storage No. 1, Ltd.16.97%

Metro Mini Storage/Cinco, Ltd.15.74%

Metro Mini Storage/Kingwood, Ltd.12.67%

Metro Mini Storage/FM 1488, Ltd.17.01%

Metro Mini Storage/Queenston, Ltd.11.99%

Metro Mini Storage/College Station, Ltd.12.54%

Metro Mini Storage/Fairfield, Ltd.13.08%

The credit to Purchaser for assumption of the Cinco Loan (i.e., the unpaid principal balance of the Cinco Loan at Closing) shall be applied against the portion of the Purchase Price payable to Metro Mini Storage/Cinco, Ltd. and the credit to Purchaser for assumption of the Queenston Loan (i.e., the unpaid principal balance of the Queenston Loan at Closing) shall be applied against the portion of the Purchase Price payable to Metro Mini Storage/Queenston, Ltd.

3.
EARNEST MONEY

3.1Earnest Money.

(A)Purchaser shall deliver to Chicago Title Company, 14755 Preston Road, Suite 600, Dallas, Texas 75254, Attn: Rebecca S. Brusilow (“Escrow Agent”), as agent for Chicago Title Insurance Company or another national title underwriter acceptable to Purchaser (“Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00).  In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Sellers, then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional deposit (the “Additional Deposit”) with Escrow Agent in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00).

(B)The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued thereon, are herein collectively called the “Earnest Money”.  The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest‑bearing account as Purchaser shall direct.  If the sale of the Property is consummated under this Agreement, the Earnest Money shall be paid to Sellers and applied as a credit against the Cash Portion at Closing (in accordance with the Seller Percentages) except as otherwise hereinafter specified in Section 6.6(a) in the situation where the Property will be purchased in two (2) Closings.  If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Earnest Money shall be returned to Purchaser by Escrow Agent, and neither party hereto shall have any further rights or obligations under this Agreement except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”).

(C)In addition to the Earnest Money, Purchaser shall, concurrently with delivery of the Initial Deposit to Title Company, deliver to Metro Mini Storage, Inc., as agent (for the benefit of all Sellers), a check in the amount of One Hundred and No/100 Dollars ($100.00), which amount Sellers and Purchaser agree has been bargained for as consideration for Sellers’ execution and delivery of this Agreement and Purchaser’s right to inspect the Property and terminate this Agreement pursuant to Section 4.1.1.  Such sum is independent of any other consideration or payment provided for in this Agreement, is non-refundable in all events and shall be applied to the Purchase Price if Closing occurs.

4.
CONDITIONS TO CLOSING

4.1Sellers’ Obligations.  Within five (5) business days after the Effective Date of this Agreement, each Seller shall (at such Seller’s expense) deliver or make available to Purchaser via dropbox (i) the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property to the extent such items listed on Schedule “A” are in such Seller’s possession or control, and (ii) copies of the Loan Documents, if any, to which such Seller is a party (collectively, the “Due Diligence Items”).

4.1.1Approval Period.  During the period commencing on the Effective Date of this Agreement and expiring at 5:00 p.m. Central Time on the sixtieth (60th) day following the Effective Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a)Purchaser’s being satisfied, in Purchaser’s sole discretion, that the Property is suitable for Purchaser’s intended use; and

(b)Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Sellers at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby.  In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.  If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Sellers, prior to the expiration of the Approval Period.  In the event that Purchaser provides Sellers with the Closing Notice, then the Approval Period shall be deemed to have expired upon the date of Purchaser’s delivery of the Closing Notice and Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement.  If Purchaser does not give Sellers the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Sellers, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations.  In either of such events terminating this Agreement, immediately following written request from Purchaser to the Escrow Agent,  the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

4.1.2Title Commitment.  Each Seller shall convey good and indefeasible title to  the Property to be conveyed by such Seller, as provided in Section 1.1, (as to each Seller, “Seller Property”) to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below).  Within five (5) days following the Effective Date, each Seller shall obtain, at its sole cost and expense, and deliver to Purchaser, a separate title commitment for each Seller Property (collectively, the “Title Commitment”) for standard Texas forms of  Owner’s Policy of Title Insurance (each being referred to herein as a “Title Policy”) in the amount of its Seller Percentage of the Purchase Price, to be issued by the Escrow Agent on behalf of the Title Company at Closing, insuring good and indefeasible fee simple title to such Seller’s Seller Property, together with legible copies of all exceptions listed therein.  Purchaser shall have until ten (10) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Sellers written notice of Purchaser’s objections to title (the “Title Objection Letter”).  Sellers shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to each Seller’s obligation to remove all “Monetary Liens” (as defined below) as applicable to such Seller’s Seller Property by Closing.  Each Seller shall notify Purchaser in writing within five (5) days following Sellers’ receipt of the Title Objection Letter concerning which title objections, if any, such Seller has agreed to cure.  In the event that Sellers do not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or do not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Sellers’ responses to the Title Objection Letter (or five (5) days following the expiration of the period within which Sellers were to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objections shall be deemed to be “Permitted Encumbrances”, as defined below), or (ii)  terminate this Agreement upon written notice to Sellers and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller in which event no party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations.  Purchaser’s failure to timely terminate this Agreement shall be deemed to be a waiver of those title objections that Sellers have elected not to cure.

All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing or deemed to be waived) are herein collectively called the “Permitted Encumbrances”.  In the event that any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which were not shown in the initial Title Commitment or Survey and that are unacceptable to Purchaser, in its sole discretion, Purchaser shall within five (5) days after receipt of any such update to the Title Commitment or Survey notify Sellers in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”).  Notwithstanding anything to the contrary contained herein, Sellers shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that the Seller who owns the applicable portion of the Property shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to the Title Company and Purchaser (i) any Unacceptable Encumbrances that arise by, through or under such Seller, and (ii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”), other than a deed of trust securing a loan being assumed by Purchaser, which shall be a Permitted Encumbrance.  In the event Sellers are unable, unwilling or for any reason fail to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Sellers in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Sellers by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Sellers’ written notice to Purchaser of Sellers’ intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Sellers do not timely respond thereto.  Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder other than the Surviving Obligations.

4.1.3Survey.  Within five (5) days after the Effective Date, Purchaser shall order, at its sole cost and expense,  current, as-built surveys of each tract of the Property prepared by a registered surveyor acceptable to Purchaser (collectively, the “Survey”), which may be an update of the existing surveys delivered by Sellers to Purchaser pursuant to Section 4.1 above.  Upon receipt of the Survey, Purchaser shall deliver a copy of same to Sellers and the Title Company.  For purposes of the Title Objection Letter pursuant to Section 4.1.2, Purchaser shall be deemed to have received the Survey on the 50th day after the Effective Date of this Agreement if the Survey is not received prior to such date.

4.1.4Contracts.  At the Closing, Purchaser shall assume all Contracts (as defined below) except Contracts which are not assignable (and for which the applicable Seller has failed to obtain consent for assignment) or Contracts entered into after the Effective Date of this Agreement which do not comply with the requirements of Section 5.3 hereof.  Purchaser may notify Sellers prior to the expiration of the Approval Period which of the Contracts that contain a right of termination that Purchaser wishes Sellers to terminate (the “Rejected Contracts”), and each Seller hereby agrees to deliver notice of termination of the Rejected Contracts to which such Seller is a party to the applicable contracting third parties on the Closing Date, to be effective as of the first available date permitted under the terms of such Contracts.  Any Contract which is not assignable (and for which consent to assignment is not obtained) or which is entered into after the Effective Date of this Agreement and does not comply with the requirements of Section 5.3 hereof shall be the sole responsibility of the Seller which is a party thereto and such Seller shall and hereby agrees to indemnify Purchaser from any and all liability relating thereto, which indemnification obligation expressly shall survive Closing.

4.2Inspection.  During the Approval Period (and thereafter through the Closing Date), subject to the further provisions hereof and the immediately following paragraph, from time to time during normal business hours Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports of Sellers, and (c) all Leases and Contracts.  Notwithstanding the foregoing, (i) Purchaser must provide the managing agent for Sellers with not less than forty-eight (48) hours’ notice by email each time it desires to enter the Property, specify the purpose of entry, and allow a representative of the Seller who owns the applicable portion of the Property to accompany Purchaser or its representative during the entry at a time to be confirmed by the managing agent for Sellers to Purchaser in a response to Purchaser’s notice for entry, and (ii) Purchaser must obtain the applicable Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing.

Purchaser shall require each third party contractor engaged by it who will enter the Property prior to the expiration of the Approval Period to execute and deliver to Sellers an agreement in form to be provided by Sellers whereby it agrees not to disclose the proposed purchase of the Property by Purchaser to Sellers’ employees or to third parties.  Sellers understand that the fact that inspections, tests and surveys are being conducted may suggest the existence of a proposed transaction to Sellers’ employees.  Each Seller agrees to cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, and each Seller shall make its principal or a representative available during normal business hours to answer any questions which Purchaser may have regarding the Property.  Purchaser’s right to inspect the Property does not include the right to enter leased storage spaces.

Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Sellers harmless from and against all claims for bodily injury or property damage which may be asserted against any Seller arising out of its entry of the Property or the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement.  Notwithstanding the foregoing, Purchaser shall have no liability with respect to matters relating to any pre-existing conditions on the Property which are merely discovered and not exacerbated by Purchaser.  Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Sellers with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000, naming Sellers as additional insureds.

In the event Purchaser terminates this Agreement pursuant to a right of termination set forth herein or if this Agreement terminates as a result of Purchaser’s failure to timely deliver the Closing Notice as specified in Section 4.1.1, Purchaser agrees immediately after termination to return all copies of the Due Diligence Items in its possession or control to Sellers or to destroy all such materials and certify such action to Sellers.  This obligation shall survive the termination of this Agreement.

4.3Sellers’ Representations and Warranties.

(a)Sellers represent and warrant to Purchaser that:

(i)Sellers have the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Sellers under this Agreement,

(ii)neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Sellers are a party or by which Sellers or any of Sellers’ assets is bound,

(iii)except as disclosed on Exhibit “J” attached hereto, there is no existing or pending (or to each Seller’s knowledge threatened) litigation affecting such Seller or such Seller’s Seller Property,

(iv)No Seller has knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning its Seller Property, which have not been remedied,

(v)No Seller has knowledge of, and has not received, with respect to such Seller’s Seller Property, written notice from any governmental authority regarding any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to such Seller’s Seller Property or that otherwise affects the Land or the Improvements comprising a part of such Seller’s Seller Property,

(vi)the list of contracts attached hereto as Exhibit “E” (“Certain Contracts”), is a true, correct and complete list of all Contracts other than Contracts which may be terminated on not more than thirty (30) days’ notice without payment of any fee, and, except for Contracts listed on Exhibit E, there are no other Contracts affecting the Property except for (A) Contracts hereafter entered into pursuant to the terms of Section 5.3 below and (B) Contracts which may be terminated on not more than thirty (30) days’ notice without payment of any fee,

(vii)No Seller is a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii)except for those tenants in possession of the Property under written leases for space in the Property, as shown on the rent roll(s) that will be provided to Purchaser as part of the Due Diligence Items (the “Rent Roll”), and project managers residing in manager apartments, there are no parties in possession of, or claiming any possession to, any portion of the Property (except under Permitted Encumbrances, such as easements, if applicable),

(ix)at Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Sellers that could result in the filing of a lien against the Property,

(x)the Rent Roll (which is effective as of the date indicated thereon) for the Property, and as the same shall be updated and recertified at Closing by Sellers, is and shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent have been given other than those reflected on such Rent Roll,

(xi)to each Seller’s knowledge, the operating statements for such Seller’s Seller Property and other financial information to be delivered by such Seller to Purchaser as part of the Due Diligence Items, are true, correct and complete in all material respects,

(xii)Sellers have no knowledge, and have received no notice, of any environmental contamination of the Property,

(xiii)Sellers have not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Sellers have completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv)there are no employment agreements of any kind to which Sellers are a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv)to Sellers’ knowledge all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Sellers’ Seller Property and all required zoning, building code, land use, environmental and other similar permits or approvals, have been obtained, and to Sellers’ knowledge, the Property is legally compliant and conforming with all applicable zoning laws, rules and regulations,

(xvi)attached hereto as Schedule “B” and incorporated herein by reference, is a true, correct and complete list of all of the Loan Documents, and there are no liens encumbering the Property other than Permitted Encumbrances, statutory liens for amounts not yet due and payable, the deed of trusts securing the Cinco Note and the Queenston Note, and the deeds of trust securing other financings which will be released at Closing when such financings are paid, and liens or other documents related to the settlement of the lawsuit described in Item 2 of Exhibit “J” which the applicable Seller will cause to be released at or prior to the Closing,

(xvii)the current unpaid principal balances of the Cinco Note and the Queenston Note are approximately $2,398,276.54 and $3,913,644.34, respectively,

(xviii)to Sellers’ knowledge, there are presently no defaults under either of the Cinco Loan or the Queenston Loan, nor do Sellers have any knowledge of any events that exist which with the giving of notice or the passage of time or both would constitute a default under either of such loans, and

(xix)Seller are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”).  No Seller nor any beneficial owner of a Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

The representations and warranties by Sellers in this Section 4.3 are made by each individual Seller solely with respect to itself and the Seller Property owned by such Seller.  References to the “knowledge” of Sellers in this Section 4.3(a) shall refer only to the current actual (not imputed) knowledge of C. Ray Drake and Robert L. Beisenherz, without any duty of investigation or inquiry.  Sellers represent and warrant that C. Ray Drake and Robert L. Beisenherz are the most knowledgeable persons in Sellers’ organization with respect to the subject matter of the representations and warranties set forth in this Section 4.3(a).

(b)At the Closing, each Seller shall deliver to Purchaser a certificate, dated as of the date of Closing, stating that the representations and warranties of such Seller contained in Section 4.3(a) above are true and correct in all material respects as of the date of Closing or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change.  In no event shall Sellers be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Sellers to prevent; provided, however, if each Seller is not able to deliver to Purchaser a certificate dated as of the Closing Date stating that its representations and warranties contained in Section 4.3(a) above are true and correct in all material respects, then Purchaser shall be entitled to terminate this Agreement and receive a refund of the Earnest Money, and in the event the change in the representation or inability to provide the representation is due to an action or omission by one or more Sellers which is not permitted by this Agreement, Purchaser shall also have the right to receive reimbursement for all reasonable out of pocket expenses incurred by Purchaser and/or any affiliate of Purchaser in connection with this Agreement in an amount not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00) from each such Seller, and, in such event, neither party shall have any further rights or obligations hereunder except for the Surviving Obligations; provided, however, in claiming any such expenses, Purchaser shall have delivered to Sellers a written, itemized certification thereof, together with invoices or other documentation evidencing such costs.

(c)The representations and warranties of Sellers set forth in Section 4.3(a) as updated by the certificates of Sellers to be delivered to Purchaser at Closing, shall survive Closing for a period of six (6) months.  No claim for a breach of any representation or warranty of a Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches by such Seller collectively aggregate more than Twenty Five Thousand Dollars ($25,000), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to the applicable Seller prior to the expiration of said six (6) month period and an action shall have been commenced by Purchaser against such Seller not later than thirty (30) days after the termination of the survival period specified.  As used herein, the term “Cap” shall mean, as to each Seller, the amount of five percent (5%) of the portion of the Purchase Price paid to such Seller.  In no event shall (i) an individual Seller’s aggregate liability to Purchaser with respect to any breach of any representation or warranty of such Seller in this Agreement (as modified by the certificate to be delivered by such Seller at Closing) exceed the amount of the Cap applicable to such Seller or (ii) Sellers be liable for consequential or punitive damages.  The Cap shall not apply to any obligation to a third party, including matters which arise prior to Closing under contracts to which a Seller is a party; brokerage commissions due with respect to the transactions provided for herein; or proration of pre-Closing and post-Closing expenses pursuant to this Agreement.

(d)Except as to the representations and warranties expressly set forth herein, Sellers make no representation or warranty as to the truth, accuracy or completeness of any materials, data or information prepared by third parties which is part of the Due Diligence Items provided by Sellers to Purchaser in connection with the transaction contemplated hereby.  Except as to the representations and warranties expressly set forth herein, Purchaser acknowledges and agrees that all such materials, data and information are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser.  Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other third party report with respect to the Property which is delivered by Sellers to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Sellers to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Sellers nor any affiliate of Sellers shall have any liability to Purchaser for any inaccuracy in or omission from any such report.

(e)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLERS SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT OF THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING.  PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLERS, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLERS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT TO THE EXTENT OF ANY REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS

AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING.  PURCHASER REPRESENTS TO SELLERS THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING.  UPON CLOSING, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS (AND SELLERS’ PARTNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS (AND SELLERS’ PARTNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, EXCEPT TO THE EXTENT OF ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING.

(f)Purchaser acknowledges and agrees that (i)  in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral, by Sellers or any person acting on Sellers’ behalf, other than those expressly set forth in this Agreement and in the documents delivered at Closing, (ii) no person other than Sellers is authorized to make on behalf of Sellers any representations, warranties or other statements whatsoever with respect to the Sellers or the Property or the transactions contemplated by this Agreement, and (iii) Sellers specifically disclaim any representations, warranties or other statements with respect to Sellers or the Property or the transactions contemplated by this Agreement other than those expressly set forth in this Agreement and in the documents delivered at Closing.  Purchaser also disclaims any reliance on any representations, warranties or other statements by or on behalf of Sellers with respect to Sellers or the Property or the transactions contemplated by this Agreement other than those expressly set forth in this Agreement and in the documents delivered at Closing.

4.4Conditions Precedent to Closing.

A.It shall be a condition precedent to Purchaser’s obligations to consummate this transaction that (a) all representations and warranties made herein by Sellers are true and correct in all material respects as of the Closing Date, and all covenants made by Sellers herein are fully complied with in all material respects, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the Property, including the operation or value thereof, or Sellers’ ability to perform their obligations under this Agreement, and (c) as of the Closing Date, there shall have been no material adverse change in the Property (excluding the financial performance thereof) or in any of the items reviewed by Purchaser during the Approval Period, including without limitation the Due Diligence Items, failing which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

B.Except as otherwise expressly hereinafter stated, it shall be an additional condition precedent to Purchaser’s and Sellers’ obligation to consummate the transaction contemplated by this Agreement (herein collectively referred to as the “Lender Approval Condition”), that (i) the lenders of the Cinco Loan and the Queenston Loan shall consent to the Loan Assumption in writing on or before the Closing Date, on terms satisfactory to Purchaser in its sole and absolute discretion exercised in good faith (“Loan Assumption Approval”), (ii) such lenders shall execute and deliver the Loan Assumption Documents for the Cinco Loan and Queenston Loan to Purchaser at Closing, and (iii) at Closing, such lenders shall release the applicable Sellers and their principals from all obligations accruing under the Cinco Loan Documents and Queenston Loan Documents, respectively, from and after the date of Closing.

Sellers and Purchaser agree to cooperate to timely obtain Loan Assumption Approval for the Cinco Loan and Queenston Loan and Sellers shall pay the loan assumption fee and all loan assumption application fees and expenses, including, without limitation, (to the extent required by lender) lender’s attorneys’ fees.  Seller agrees to make application for the loan assumptions to the respective lenders within five (5) business days of the Effective Date.  Purchaser agrees to promptly provide such organizational and financial information as the lenders may reasonably request in their consideration of Loan Assumption Approval, and in any event not later than five (5) days after written request by Sellers or a lender.  In the event that the Lender Approval Condition for the Cinco Loan is for any reason is not satisfied by the date for Closing hereinafter specified or such lender otherwise advises it will not give Loan Assumption Approval, (i) this Agreement shall terminate and the Earnest Money shall be returned to Purchaser by Escrow Agent, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and (ii) the parties shall have no further obligations under this Agreement, other than the Surviving Obligations.

In the event the lender of the Queenston Loan advises it will not give Loan Assumption Approval or has not provided Loan Assumption Approval by October 18, 2018, the Queenston Loan will not be assumed by Purchaser and Loan Assumption Approval for the Queenston Loan will not be a condition of Closing, but such loan shall instead be defeased by Metro Mini Storage/Queenston, Ltd. and the Closing of the Queenston project will occur after the Closing of the other projects as hereinafter provided in Section 6.1.

5.
COVENANTS OF SELLER

5.1Insurance.  From the Effective Date through and including the Closing Date, Sellers agree to keep the Property insured under its current policies against fire and other hazards covered by extended coverage endorsement and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, and to pay all premiums for such insurance prior to the applicable due dates.

5.2Operation of Property.  From the Effective Date through and including the Closing Date, each Seller agrees to operate and maintain the portion of the Property it owns in the normal course of business substantially in accordance with such Seller’s current practices with respect to the Property, normal wear and tear excepted.

5.3Third-Party Contracts.  From the Effective Date through and including the Closing Date, each Seller agrees to enter into only those third-party contracts and contract renewals which are necessary to carry out its obligations under Section 5.2, which shall be on market terms and will be on a month to month basis or cancellable on thirty (30) days written notice or less, without payment of any cancellation fee or penalty.  Copies of all such contracts and renewals of Contracts so entered into by Sellers shall be promptly provided by Sellers to Purchaser.

5.4Leasing of Property.  From the Effective Date through and including the Closing Date, each Seller agrees not to enter into any new Lease unless it (i) is in the form of Sellers’ standard rental agreement and (ii) is for a rental rate and term consistent with Sellers’ current rental practices, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion.  Each Seller represents and warrants to Purchaser that (as to Metro Mini Storage/Queenston, Ltd., except for a Lease with Sellers’ management company, Metro Mini Storage, Inc., for space in the Queenston project), (i) no leases have been or shall be entered into by such Seller with any party that, directly or indirectly, has an ownership interest in such Seller, or is otherwise in any manner affiliated with Sellers (an “Affiliate”), and (ii) all existing Leases to which such Seller is a party have been (and all future Leases entered into by such Seller shall be) entered into only with third parties that are unknown to Sellers, any Affiliate of Sellers, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives.  The lease between Metro Mini Storage/Queenston, Ltd. and Metro Mini Storage, Inc. will be terminated prior to or at the Closing effective not later than fifteen (15) days after such Closing.

5.5Listing of Property for Sale.  From the Effective Date through and including the Closing Date, each Sellers agrees not to enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6Obligation to Provide Notices.  Each Seller agrees to promptly provide Purchaser with copies of any and all notices which such Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Sellers or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7Auction.  Each Seller agrees that it will continue to conduct auctions for all units that are past due in the normal course of business substantially in accordance with Sellers’ current practices with respect to the Property.  All auctions shall be conducted in accordance with the laws of the State of Texas.  Each Seller will hold Purchaser and Purchaser’s agents and representatives harmless from any legal actions brought by any tenant of such Seller’s Seller Property as a result of any such auction during the period such Seller owned such Seller’s Seller Property.  Sellers’ obligations under the immediately preceding sentence expressly shall survive Closing.

5.8Interviews of Employees; Offers of Employment.  After the expiration of the Approval Period and the obtaining of Loan Assumption Approval for the Cinco Loan, or on such earlier day as Sellers may hereafter approve, but not before, Purchaser may interview property managers and other employees of Sellers for possible employment.  Prior to the date specified, Purchaser may conduct background checks or other diligence on Sellers’ employees as it desires but Purchaser shall not disclose the transactions contemplated herein either to the property managers or any of Sellers’ other employees or to tenants and contractors under the Leases or the Contracts.  All of Purchaser’s interviews with property managers and other employees shall take place at the offices of the Sellers’ managing agent in the Queenston project and Sellers shall have the right to have a representative present during the interviews for observation purposes.  Purchaser will advise Sellers at least five (5) days before the anticipated date of the Closing of the names of the property managers to whom it anticipates making offers of employment and the salary and benefits it plans to offer.  At Closing, Sellers shall give notice to each property manager who has not been offered employment by Purchaser to vacate the project apartment each such property manager resides in (each, a “Lease Termination Notice”).  If any such property managers fail to timely vacate within three (3) days after the Closing in accordance with the Lease Termination Notice, the applicable Seller(s) shall, at its or their expense, pursue eviction proceedings on behalf of Purchaser and recover possession for Purchaser. In the event any Seller fails to pursue such eviction and Purchaser is required to pursue eviction on its own behalf, the applicable Seller shall reimburse Purchaser for the costs and expenses incurred by Purchaser in the lawful eviction of any such property manager failing to vacate.  The applicable Seller’s obligations under this Section 5.8 shall survive the Closing.

6.
CLOSING

6.1Closing.  Assuming that all conditions to Closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is thirty (30) days following the expiration of the Approval Period; provided, however, if Loan Assumption Approval for the Cinco Loan has not been obtained by such specified date, the period for obtaining Loan Assumption Approval for the Cinco Loan shall be extended for up to sixty (60) days or until one hundred and fifty (150) days after the Effective Date of this Agreement (“Loan Assumption Deadline”) in order for the parties to obtain such approval and the Closing Date shall be extended to ten (10) days after Loan Assumption Approval for the Cinco Loan is obtained (or such later date as Purchaser and the lender for the Cinco Loan are prepared to consummate such assumption if Purchaser and such lender are not prepared to consummate such assumption at the end of  such ten (10) day period)  .  If Loan Assumption Approval for the Cinco Loan is not obtained by the Loan

Assumption Deadline, this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and the parties shall have no further obligations hereunder except the Surviving Obligations.

If Loan Assumption Approval for the Cinco Loan is obtained before the Loan Assumption Deadline but on the Closing Date Loan Assumption Approval has not been obtained for the Queenston Loan, the Property shall be purchased in two (2) Closings rather than a single Closing with all of the Property except the Queenston project being purchased at the initial Closing to occur on the date specified in the preceding paragraph (the “Initial Closing”), and the Queenston project being purchased at a second and final Closing which shall occur ten (10) days after the lender of the Queenston Loan provides the Loan Assumption Approval for such loan; provided, however, if such lender fails to approve Purchaser’s assumption of its loan on or before October 18, 2018, Metro Mini Storage/Queenston, Ltd. shall defease the Queenston Loan and the Closing of Metro Mini Storage/Queenston, Ltd.’s Seller Property shall occur on the date which is two (2) business days after Seller gives written notice to Purchaser that the Queenston Loan is ready to be defeased, but not later than November 30, 2018. Seller and Purchaser agree that the Closing(s) shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.  If the Property is purchased in two (2) Closings, the requirements of this Article 6 shall be applicable to the portion of the Property being purchased at each Closing.

6.2Possession.  Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3Proration. All rents, other amounts payable by the tenants under the Leases and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Sellers on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date.  To the extent any such rents, real estate taxes, personal property taxes and other assessments with respect to a Seller’s Seller Property are unknown or otherwise not accounted for at Closing, such Seller’s obligation to pay its prorata share of said amounts (as calculated in accordance with the previous sentence) to Purchaser shall survive Closing.  Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Sellers, and each Seller hereby agrees to indemnify and hold Purchaser harmless therefrom with respect to such Seller’s Seller Property, which obligations of such Seller expressly shall survive Closing.  Utilities shall be canceled by Sellers and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise costs of utilities shall be prorated at Closing on the basis of the most recent meter readings with a post-Closing adjustment when actual utility costs are known.  Any amounts paid under the Contracts assigned to Purchaser at Closing shall be prorated between the applicable Sellers and Purchaser at Closing.

(a)If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income at Closing shall be upon the basis of such rents, other amounts and other income actually received by Sellers, with Purchaser receiving the portion of all such rentals and other amounts attributable to the period from and after Closing, which proration obligation expressly shall survive Closing, and shall occur within ten (10) business days following Closing.  For a period of forty five (45) days following Closing, if any rents which are unpaid or delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post‑closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to the applicable Seller or Sellers within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental owed by any such tenant to Sellers for the period prior to Closing.  Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than forty five (45) days following Closing shall be retained by Purchaser, and Sellers shall have no rights with respect thereto.  If, subsequent to the Closing, any rents or other income for the period after the Closing are actually received by a Seller, such Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser.  Each Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to such Seller after the Closing.

(b)If the Closing shall occur before the tax rates or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rates for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation.  The proration shall allow for any available discount.  Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation shall expressly survive Closing.  Prior to or after the Closing, one or more of the Sellers may elect to protest the assessed valuation of the Seller Property owned by such Seller(s) for the year of Closing and if the assessed valuation of a Seller’s Seller Property for the year of Closing has not been finalized by the time of Closing, the applicable Seller(s) shall have the right to continue the protest after the Closing at no cost to Purchaser and Purchaser shall cooperate with the applicable Seller(s) and its consultants handling the protest.  In the event a protest results in a final certified assessed valuation for a Seller Property that is less than the assessed valuation used for the proration of taxes at the Closing, the reporation and adjustment of taxes for the year of Closing between the applicable Seller and Purchaser shall be based on the amount by which the taxes for the year of the Closing are reduced after payment of the costs and expenses of the protest.  It is anticipated that the consultant handling a protest may be compensated on a contingency basis with a percentage of the tax savings.

(c)Each Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of such Seller’s Seller Property pursuant to any declaration or restriction affecting such Seller’s Seller Property.

(d)All interest payable under the Cinco Loan or Queenston Loan with respect to the month in which Closing of the portion of the Property secured thereby occurs shall be prorated at the applicable Closing.  At the applicable Closing, (i) all amounts held by a lender in a reserve fund for payment of property taxes or insurance premiums, future repairs or maintenance or any other purpose (the “Reserve Funds”) shall be reimbursed by Purchaser to the applicable

Seller, as an adjustment to the Cash Portion, and (ii) such Seller shall assign its rights in and to the Reserve Funds to Purchaser, and lenders shall have consented thereto pursuant to the Loan Assumption Documents.

(e)In the event any prorations made at Closing pursuant to this Section 6.3 are determined after Closing to be incorrect, the Purchaser and the applicable Seller(s) agree to promptly correct such error.

The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4Closing Costs and Credits.  Purchaser shall pay, on the Closing Date, (a) one-half of any escrow fees and other customary charges of the Escrow Agent, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements or modification of standard exceptions desired by Purchaser with respect to the Title Policy for each Seller Property, (d) all costs relating to the Survey, (e) in the event of a defeasance of the Queenston Loan, one-half of the cost to defease the Queenston Loan up to $300,000, and (f) the fees of Purchaser’s counsel.

Sellers shall pay, on the Closing Date, (a) in the event of a defeasance of the Queenston Loan, one-half of the cost to defease the Loan up to $300,000 plus all defeasance costs in excess of $600,000, if any (such amount under this clause (a) to be paid by Metro Mini Storage/Queenston, Ltd.), (b) assumption application fees and loan assumption fees payable for the Cinco Loan (to be paid by Metro Mini Storage/Cinco, Ltd.) and the Queenston Loan (to be paid by Metro Mini Storage/Queenston, Ltd.), (c) all costs and expenses of Sellers and (to the extent required by such lenders) the lenders under the Cinco Loan and the Queenston Loan related to the Loan Assumption(s), such costs and expenses to be paid by the applicable Seller, (d) one-half of any escrow fees and other customary charges of the Escrow Agent, (e) all costs relating to the termination of Seller’s property management agreement, including any early termination fees (f) all title insurance costs relating to the base Title Policy for each Seller Property, (g) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (h) all costs and expenses relating to retirement of any and all indebtedness secured by the Property other than loans assumed by Purchaser, including without limitation prepayment penalties, yield maintenance fees, and the costs of recording all mortgage cancellations, and (i) the fees of Seller’s counsel. As among Sellers, Sellers agree that the amounts payable under the foregoing clauses (c) through (i) shall be paid (i) by the applicable Seller to the extent related to such Seller’s Seller Property and otherwise by each Seller as allocated based on the Seller Percentages.

Purchaser shall receive a credit at Closing against the Cash Portion for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs.

6.5Sellers’ Obligations at the Closing.  At the Closing, or at such other time as indicated below, Sellers shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a)Deed.  Special Warranty Deeds executed by each Seller (the “Deed”) conveying the Land and the Improvements comprising a part of such Seller’s Seller Property to Purchaser, in the form attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances.  The description of the applicable Land provided with the Survey shall be the description used in the Deed.

(b)Assignment of Personal Property, Service Contracts, Warranties and Leases.  An Assignment of Personal Property, Service Contracts, Warranties and Leases executed by each Seller (the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

(c)Evidence of Authority.  Such organizational and authorizing documents of such Seller as shall be reasonably required by the Escrow Agent to evidence Sellers’ authority to consummate the transactions contemplated by this Agreement.

(d)Foreign Person.  An affidavit of each Seller certifying that such Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(e)Leases.  The originals or copies of all of the Leases.  This obligation will be satisfied by Sellers by leaving Leases in on-site files.

(f)Contracts.  The originals or copies of all of the Contracts other than Rejected Contracts, if any, and evidence that notice of termination of all Rejected Contracts have been sent.

(g)Termination of Management Agreement.  Evidence of the termination of the management agreements for the Property, effective as of the Closing Date, and duly executed by Sellers and the property manager.

(h)Affidavit.  An affidavit in the form required by the Escrow Agent to remove any standard exceptions from the Title Policy for each Seller Property, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(i)Reaffirmation Certificate.  Reaffirmation certificates in accordance with the provisions of Section 4.3(a).

(j)Title Policy.  A separate Title Policy for each Seller Property, issued by the Escrow Agent on behalf of the Title Company, in the form required by this Agreement; provided that in the event a separate Title Policy for each Seller Property is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i)  “marked title commitments”, committing to issue a separate Title Policy for each Seller Property in the form required by this Agreement, or (ii) a separate proforma owner’s title policy for each Seller Property, with a separate Title Policy for each Seller Property to be delivered to Purchaser as promptly after Closing as reasonably possible.

(k)Motor Vehicles.  Certificates of title, or such other instruments of assignment as may be necessary to transfer title to the Motor vehicles, if any, to Purchaser at Closing.

(l)Loan Assumption Documents.  All Loan Assumption Documents to which a Seller is a party.

(m)Sellers’ Closing Statement.  Each Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to such Seller.

(n)Escrow Agreement.  Each Seller shall execute and deliver to the Title Company and Purchaser the Escrow Agreement (defined in Section 9.22 below), and deliver to the Title Company its Escrow Proceeds (defined in Section 9.22 below).

For purposes of this Agreement, originals or copies of Leases and Contracts on file at the Property shall be deemed to be delivered to Purchaser at Closing.

6.6Purchaser’s Obligations at the Closing.  At the Closing, Purchaser shall deliver to the Escrow Agent the following:

(a)Purchase Price.  The Cash Portion (net of Earnest Money to be applied against the Cash Portion, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.  In the event the Property is being purchased in multiple Closings, notwithstanding anything to the contrary herein, at the initial Closing, $500,000.00 of the Earnest Money shall be credited and applied to the Cash Portion and the remainder of the Earnest Money shall remain in escrow as Earnest Money until the Metro Mini Storage/Queenston, Ltd.’s Seller Property is closed hereunder, at which time it will be credited against the remaining Cash Portion, with any excess being refunded to Purchaser.

(b)Closing Documents.  The Assignment.

(c)Loan Assumption Documents.  All Loan Assumption Documents to which Purchaser is a party.

(d)Evidence of Authority.  Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(e)Purchaser’s Closing Statement.  Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

(f)Escrow Agreement.  Purchaser shall execute and deliver to the Title Company and each Seller the Escrow Agreement.

7.
RISK OF LOSS

7.1Condemnation.  If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Sellers’ assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2Casualty.  Sellers assume all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If any Seller Property suffers any damage equal to or in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, and neither party shall have any further rights or obligations hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Sellers’ right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Cash Portion at Closing (which credit will be allocated to the applicable Seller(s) for purposes of Section 2.2) in an amount equal to the sum of (i) the applicable Seller’s deductible under its casualty insurance policy, and (ii) the amount of any uninsured or under insured loss.  If any Seller Property suffers any damage less than Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Cash Portion (which credit will be allocated to the applicable Seller(s) for purposes of Section 2.2) in an amount equal to the sum of (i) the applicable Seller’s deductible under its insurance policy, and (ii) the amount of any uninsured or underinsured loss, and there shall be no other reduction in the Purchase Price.

8.
DEFAULT

8.1Breach by Sellers.  Subject to Section 8.3 below, in the event that Sellers fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Sellers pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled to either (i) terminate this Agreement and receive a refund of the Earnest Money together with reimbursement by Sellers for all reasonable out of pocket expenses incurred by Purchaser and/or any affiliate of Purchaser in connection with this Agreement in an amount not to exceed Three Hundred and Fifty Thousand and 00/100 Dollars ($350,000.00), (collectively referred to herein as the “Out-of-Pocket Costs”); provided, however, in claiming any such Out-of-Pocket Costs, Purchaser shall have delivered to Sellers a written, itemized certification thereof, together with invoices or other documentation evidencing such costs, or (ii) pursue the remedy of specific performance of Sellers’ obligations under this Agreement; provided, however, that in the event specific performance for any reason is not available, then Purchaser shall be entitled to recover from Sellers the Out-of-Pocket Costs.  Purchaser shall be deemed to have elected to terminate this Agreement and receive a refund of the Earnest Money and reimbursement of Out-

of-Pocket Costs if Purchaser fails to file suit for specific performance against Sellers in a court having jurisdiction in the county where the Property is located on or before thirty (30) days following the date upon which Closing was to have occurred.  As among Sellers, Sellers agree that Out-of-Pocket Costs payable under this Section 8.1 shall be paid by the applicable Seller(s) whose failure to consummate this Agreement gave rise to the obligation to pay such Out-of-Pocket Costs as allocated among such Sellers based on their respective Seller Percentages.  The parties acknowledge and agree that (i) all (and not less than all) of the Seller Properties are to be conveyed to Purchaser pursuant to this Agreement, (ii) if any conditions to Purchaser’s obligation to close on any Seller Property are not satisfied then Purchaser may terminate this Agreement in its entirety but may not elect to consummate the Closing with respect to certain Seller Properties and not consummate the Closing as to others and (iii) except as otherwise provided for in the second paragraph of Section 6.1, all such conveyances are to occur at a single Closing.  Notwithstanding the foregoing sentence, however, the parties acknowledge and agree that in the event that all conditions to Closing hereunder have been satisfied and any Seller fails or refuses to consummate this Agreement on the Closing Date for any reason, except due to Purchaser’s default or a termination of this Agreement by Purchaser or Sellers pursuant to a right to do so under the provisions hereof, then (in addition to Purchaser’s rights and remedies set forth above in this Section 8.1), on the Closing Date Purchaser shall be entitled to (a) Close the Seller Properties of the other Sellers in accordance with the terms of this Agreement with an adjustment to the Purchase Price in accordance with the Seller Percentages set forth in Section 2.2 above, and thereafter to exercise its remedies as to such defaulting Seller, or (b) treat such default by such Seller as a default by all Sellers and exercise Purchaser’s remedies under this Agreement accordingly.

8.2Breach by Purchaser.  Subject to Section 8.3 below, in the event that Purchaser fails to consummate this Agreement for any reason, except Sellers’ default or a termination of this Agreement by Purchaser or Sellers pursuant to a right to do so under the provisions hereof, Sellers, as their sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty).  Sellers and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Sellers and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3Notice and Cure.  In the event Sellers or Purchaser fails to perform any of its obligations under this Agreement, the non-defaulting party shall provide the defaulting party with notice and five (5) business days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

8.4Other Remedies.  With respect to (i) the Surviving Obligations or (ii) the obligations of Sellers and Purchaser to be performed after the Closing, as applicable, each party shall have the right to enforce the obligations of the other party by exercising any and all legal and equitable remedies; provided, however, each party waives the right to recover lost profits and speculative or punitive damages from the other party.

8.5Waiver of Claims.  The parties hereto acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (other than with respect to their obligations arising under the documents delivered at Closing, subject to the limitations contained therein) otherwise relating to the subject matter of this Agreement or the transactions contemplated hereby, shall be pursuant to the provisions set forth in this Article 8.  In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable law, but subject to the terms of the preceding sentence, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their respective affiliates, their respective officers, employees, directors, shareholders, partners, members and managers, and each of their respective representatives arising under or based upon any applicable law, except pursuant to the provisions set forth in this Article 8.

9.
MISCELLANEOUS

9.1Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either:  (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by electronic mail, provided any such notice delivered by electronic mail shall be sent by one of the other permitted methods of providing notice on the next succeeding business day.  For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Sellers:	c/o Metro Mini Storage, Inc. 845 Queenston Blvd. Houston, Texas 77095 Attn: C. Ray Drake Tel: (713) 516-3644
Email: craydrake@aol.com

with copies to:	Coats Rose, P.C. 9 Greenway Plaza, Suite 1100 Houston, Texas 77046 Attn: Richard L. Rose Tel: (713) 653-7349 Fax: (713) 890-3959
Email: rrose@coatsrose.com

Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201-7830 Attn: Rodney L. Moore Tel: (214) 746-8102 Fax: (214) 746-7777
Email: rodney.moore@weil.com

If to Purchaser:	SST IV Acquisitions, LLC 10 Terrace Road Ladera Ranch, CA 92694 Attn: H. Michael Schwartz Tel: (949) 429-6600 Fax: (949) 429-6606
Email: HMS@sam.com

with copies to:	SST IV Acquisitions, LLC 8235 Douglas Avenue, #815 Dallas, Texas 75225 Attn: Wayne Johnson Tel: (214) 217-9797 Fax: (949) 429-6606
Email: wjohson@sam.com ; and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas  75201
Attn:  Charles Mersky, Esq.
Tel:  (214) 922-8800
Fax:  (214) 922-8801

Email: cmersky@mastromersky.com

If to Escrow Agent:	Chicago Title Company 14755 Preston Road, Suite 600 Dallas, Texas 75254 Attn: Rebecca S. Brusilow Tel: (972) 419-4710 Fax: (972) 419-4725

Email: rbrusilow@coatsrose.com

Copies of requests by Purchaser to Sellers for information pursuant to Section 9.17 or other provisions of this Agreement do not have to be sent to legal counsel for Sellers and copies of a Seller’s response to such requests do not need to be sent to Purchaser’s legal counsel.

9.2Real Estate Commissions.  Pursuant to a separate written agreement, Sellers have agreed to pay CBRE Inc. (“Broker”) a real estate commission upon consummation of the transaction contemplated by this Agreement.  Except for Sellers’ agreement with Broker, neither

Sellers nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Sellers nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party.  Purchaser agrees to indemnify, defend and hold harmless Sellers from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.  Sellers agree to indemnify, defend and hold harmless Purchaser from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Sellers or on Sellers’ behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby, including Broker.  Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3Entire Agreement.  This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4Amendment.  This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6Time of Essence.  Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas, then, in such event, the final date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7Governing Law.  This Agreement shall be governed by the laws of the State of Texas and the laws of the United States pertaining to transactions in such State.

9.8Successors and Assigns; Assignment.  This Agreement shall bind and inure to the benefit of Sellers and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Sellers’ consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Trust II, Inc., a Maryland corporation, SS Growth Operating Partnership, L.P., a Delaware limited partnership, Strategic Storage Growth Trust, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee (collectively, “Permitted Assignees”).  No such assignment by Purchaser shall release or relieve

Purchaser of any liability hereunder unless otherwise agreed by Sellers.  Notwithstanding anything herein to the contrary, Purchaser shall be entitled to partially assign this Agreement to Permitted Assignees as to each Seller Property.

9.9Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10Attorneys’ Fees.  In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; and in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature.  Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12Effective Date.  For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Sellers and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Sellers and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13Exhibits.  The following schedules and exhibits are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a)Schedule A, List of Due Diligence Documents

(b)Schedule B, List of Loan Documents

(c)Exhibit A, Legal description of the Land

(d)Exhibit B, Form of the Deed

(e)Exhibit C, Form of the Assignment

(f)Exhibit D, intentionally omitted

(g)Exhibit E, List of Certain Contracts

(h)Exhibit F, Digital Assets

(i)Exhibit G, Letter of Representation

(j)Exhibit H, Escrow Holdback Agreement

(k)Exhibit I-1, Form of Seller Non-Compete Agreement

(l)Exhibit I-1, Form of Principal Non-Compete Agreement

(m)Exhibit J, Sellers Litigation Disclosures

9.14Tax-Deferred Exchange.  Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange.  Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party.

9.15Confidentiality.  Sellers and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Sellers or Purchaser which discloses the Purchase Price or any other economic terms of this transaction, and each party agrees to use best efforts to prevent disclosure of any such restricted information (and in particular the Purchase Price) by any third party whether before or after the Closing or termination of this Agreement.  Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, (iii) Sellers shall be entitled to make disclosures concerning this transaction and materials provided hereunder to their partners and their legal counsel and consultants, and (iv) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation.  The provisions of this Section 9.15 shall survive Closing or any termination of this Agreement.

9.16Non-Competition.  Each Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in the form attached hereto as Exhibit “I-1” executed by such Seller and each Seller shall cause each of C. Ray Drake and Robert L. Beisenherz (the “Principals”) to deliver a Non-Compete Agreement to Purchaser at Closing in the form attached hereto as Exhibit “I-2” (Sellers, C. Ray Drake and Robert L. Beisenherz are referred to collectively as the “Restricted Parties”).  The Non-Compete Agreements shall provide that neither a Restricted Party nor an entity which is directly or indirectly controlled by a Restricted Party may develop, own, lease, manage or operate a self-storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the portion of the Property sold by the applicable Seller.

9.17Cooperation with Purchaser’s Auditors and SEC Filing Requirements.  From the Effective Date through and including seventy five (75) days after the Closing Date, Sellers shall provide to Purchaser (at Purchaser’s expense) or make available to Purchaser via dropbox copies of, or shall provide Purchaser access to for review, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Sellers, or any of its affiliates, agents, or accountants, to enable Purchaser or its assignee, to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”).   At Purchaser’s sole cost and expense, Sellers shall allow Purchaser’s auditor (BDO USA, LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Sellers) with Purchaser’s auditor in the conduct of such audit.  Purchaser shall reimburse

Seller for Sellers’ out of pocket costs and expenses incurred by Seller (including the costs and expenses of Sellers’ accountants) in connection with said audit.  In addition, Sellers agree to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit “G” (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Sellers’ operating statements of the Property, at Purchaser’s expense, and Sellers shall provide or make available such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Sellers shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Sellers shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Sellers,  or their agents and accountants, at no cost to Sellers, and in the format that Sellers (or its affiliates, agents or accountants) have maintained such information.  The provisions of this Section 9.17 shall survive Closing.

9.18Notice to Purchasers.  The portion of the Property owned by certain Sellers is situated in a utility or other statutorily created district providing water, sewer, and drainage or flood control facilities and services.  Chapter 49 of the Texas Water Code requires such Sellers to deliver and Purchaser to sign a statutory notice (“Notice to Purchasers”) relating to the tax rate, bonded indebtedness, or standby fees of the applicable utility district.  To the extent applicable, Notice to Purchasers instruments are being signed by the parties simultaneously with the execution of this Agreement.

9.19Trade Name.  Sellers have disclosed to Purchaser that Metro Storage LLC claims ownership of the exclusive right to use the word “Metro” in connection with self-storage projects in the area where the Property is located and has filed suit against Sellers and Sellers’ management company seeking to force Sellers to change the name of the projects on the Land and cease all use of the word “Metro”.  Sellers anticipate entering into a settlement of such lawsuit which will require the Sellers to cease all use of the name “Metro Mini Storage” or any variation thereof on or before August 30, 2018 (the “Cessation Date”).  Purchaser agrees that if Closing occurs before the Cessation Date, on or before the earlier of thirty (30) days after Closing or the Cessation Date that Purchaser shall remove the name “Metro Mini Storage” and the word “Metro” from all signage and change the names of the projects for all purposes and cease use of the “Metro Mini Storage” name.  Seller shall indemnify, defend and hold Purchaser harmless from and against all claims which may be asserted against Purchaser arising out of Seller’s use of the name “Metro”.  Purchaser’s obligations to cease use of the “Metro Mini Storage” name by the date specified may be enforced by Sellers by all legal or equitable remedies and Sellers shall have the right to recover their legal fees and expenses from Purchaser.  Sellers’ and Purchaser’s obligation under this Section 9.19 expressly shall survive Closing.

9.20On-Site Employees.  Under no circumstances shall Purchaser be obligated to offer employment to Seller’s employees.

9.21Environmental.  In the event that Purchaser determines, prior to Closing, that there are conditions on, at or relating to the Property which are in non-compliance with Environmental Requirements or the possibility that Hazardous Materials (as defined below) may exist on or under the Property that will require remediation under any applicable federal or state laws and such conditions did not exist on or prior to the expiration of the Approval Period, then, notwithstanding anything to the contrary contained herein, Purchaser may terminate this Agreement on or before the Closing Date upon written notice to Sellers, in which event, the Earnest Money shall be immediately returned to Purchaser, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for the Surviving Obligations.

For purposes of this Agreement,  “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; and (ix) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.  Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

9.22Sellers Holdback.  At the Closing, each Seller shall deposit the sum of $50,000.00 (as to each Seller, the “Escrow Proceeds”) into escrow with the Title Company, pursuant to an escrow agreement in form attached hereto as Exhibit “H” and incorporated herein (the “Escrow Agreement”), to provide a source of recovery for any post-closing claims that Purchaser may have against such Seller either under this Agreement or under the documents executed by such Seller at Closing.  To the extent a valid claim is made by Purchaser against a Seller following Closing in accordance with the Escrow Agreement, Purchaser shall be entitled to a disbursement of a portion of the applicable Escrow Proceeds equal to the amount of such claim, without limitation of Purchaser’s right to recover the entire amount of any claim against such Seller should the then balance of the Escrow Proceeds be insufficient, to the extent any such claim is made by Purchaser in accordance with the terms of the Escrow Agreement and there is no dispute with respect to such claim, in which event, the terms of the Escrow Agreement shall control.  The Escrow Proceeds shall be held in escrow until one hundred and eighty (180) days after the Closing Date, at which time any undisbursed Escrow Proceeds shall be released to the applicable Seller; provided, however, that in the event a claim is then pending against such Seller by Purchaser, there shall be withheld from such disbursement an amount equal to the amount of such claim; provided further, however, that in the event that such pending claim exceeds the then balance of the Escrow Proceeds then there shall be no disbursement to such Seller at such time.

9.23Real Estate Property Person.  Sellers and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

[Signature page follows and remainder of page intentionally left blank]

Executed to be effective as of the Effective Date.

SELLERS:

Metro Mini Storage No. 1, Ltd.,

a Texas limited partnership

By:Metro Mini # 1, Inc., a Texas corporation,

its general partner

By:/s/ C. Ray Drake

C. Ray Drake, President

Metro Mini Storage/Cinco, Ltd.,

a Texas limited partnership

By:	Metro Mini Storage/Cinco GP, Inc., a Texas corporation,

its general partner

By:/s/ C. Ray Drake

C. Ray Drake, President

Metro Mini Storage/Kingwood, Ltd.,

a Texas limited partnership

By:	Metro Mini Storage/Kingwood GP, Inc., a Texas corporation,
its general partner

By:/s/ C. Ray Drake

C. Ray Drake, President

Metro Mini Storage/FM 1488, Ltd.,

a Texas limited partnership

By:	Metro Mini Storage/FM 1488, GP, Inc., a Texas corporation,
its general partner

By:/s/ C. Ray Drake

C. Ray Drake, President

Metro Mini Storage/Queenston, Ltd.,

a Texas limited partnership

By:	Metro Mini Storage/Queenston, GP, Inc., a Texas corporation, its general partner

By:/s/ C. Ray Drake

C. Ray Drake, President

Metro Mini Storage /College Station, Ltd.,

a Texas limited partnership

By:Metro Mini Storage /College Station GP, Inc.,

a Texas corporation,

its general partner

By:/s/ C. Ray Drake

C. Ray Drake, President

Metro Mini Storage/Fairfield, Ltd.,

a Texas limited partnership

By:	Metro Mini Storage/Fairfield GP, Inc., a Texas corporation

its general partner

By:/s/ C. Ray Drake

C. Ray Drake, President

Date: April 18, 2018

PURCHASER:

SST IV Acquisitions, LLC,
a Delaware limited liability company

By: /s/ Michael S. McClure

Name: Michael S. McClure

Title: President

Date: April 18, 2018

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 18th day of April, 2018 and (ii) the $500,000 earnest money deposit on the 18th day of April, 2018, and agrees to hold and dispose of the Earnest Money in accordance with the provisions of this Agreement.  Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Chicago Title Company

By: /s/ Rebecca S. Brusilow

Name: Rebecca S. Brusilow

Title: Escrow Officer